Exhibit 99.1

NEWS RELEASE

Contact:	Manolo Zúñiga, CEO
Randall D. Keys, CFO
BPZ Energy, Inc.
281-556-6200

BPZ ENERGY UPDATES PROJECT TIMELINE

HOUSTON — October 25, 2005 — BPZ Energy, Inc. (OTCBB: BPZI) today announced that primarily as a result of the lack of availability of drilling equipment, the Company is revising its goal for first sales of power to late 2006.  The Company will continue to update this timeline based on progress with its upstream operations during the first part of 2006.

Manolo Zúñiga, President and Chief Executive Officer of BPZ Energy, Inc., stated, “Although this delay has an impact on the overall timing, we have not changed the basic strategy of our integrated gas-to-power project and remain confident in the execution and ultimate success of the project.”

Based on the revised timeline for its drilling program, the Company will focus its capital expenditures on critical upstream activities.  The Company’s first priority is drilling the initial gas wells in the Corvina Field to develop reserves and establish gas deliverability at expected levels.  Procurement activities on other phases of the project will be rescheduled as a result of the revised drilling timeline.  However, the Company is making progress on other aspects of the gas-to-power project, including environmental studies, operating permits and design work and procurement planning for the surface facilities, gas processing equipment and pipelines.  The Company believes it has sufficient capital resources to fund its initial drilling program and, further, believes it will reach a significant milestone toward securing International Finance Corporation (“IFC”) project financing upon successful testing of its initial well in the Corvina Field.

Work on refurbishment of the CX-11 platform in the Corvina Field is underway, and is expected to be completed in early 2006.  The Company has placed a deposit on a platform drilling rig and a long-term contract is currently being negotiated.  The rig is a top-drive unit and is well-suited for the Company’s current and future drilling plans.  It will require certain modifications and additional equipment prior to expected delivery during the first quarter of 2006.  In the interim, the management team of BPZ will continue to focus on ways to accelerate its drilling program.

The IFC is continuing its due diligence on the overall project and the Company’s experience with the IFC remains very positive.  The IFC has acknowledged that the revised drilling timeline will require an extension of the IFC mandate beyond December 2005 and has indicated its willingness to extend the mandate.  The timing of the preliminary term sheet, which was expected in November 2005, and subsequent final loan commitment will be defined after the extension of the IFC mandate.  The Company remains confident that it will be able to secure IFC financing for the project.

Mr. Zúñiga added, “Like many other operators, we are being affected by constraints in the availability of drilling equipment and related services.  We will use this additional time to improve the design and execution of the project and will continue to work diligently to complete the project at the earliest possible date.  The demand for power is increasing in both Peru and Ecuador and our project is receiving strong support within the government and regulatory agencies of both countries.  We see great opportunities for the Company as we successfully execute the project.”

About BPZ Energy

Houston-based BPZ Energy, Inc. is an oil and gas exploration and production company with properties in northwest Peru and Ecuador.  It is executing a gas-to-power strategy which includes generation of electric power in Peru for its own account and sales of gas into Ecuador for third-party power generation.  BPZ has exclusive rights and license agreements for oil and gas exploration and production covering approximately 2.7 million acres in four properties in northwest Peru.  It also owns a working interest in a producing property in southwest Ecuador.

This Press Release contains forward-looking statements based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry.  You can identify these forward-looking statements when you see us using words such as “expect,” “anticipate,” “estimate,” “believes,” “plans” and other similar expressions.  These forward-looking statements involve risks and uncertainties.  Our actual results could differ materially from those anticipated in these forward-looking statements.  Such uncertainties include the success of our project financing efforts and our drilling program as well as the successful management of our entire capital development project and other normal business risks.  We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.  We caution you not to place undue reliance on those statements.

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